12 November 2015

For attention of: United States Securities and Exchange Commission

Somes Cooke confirms that is agrees with the statements made in section 16F of the Form 20-F prepared for Peninsula Energy Limited as follows:

“The report of Somes Cooke on our consolidated financial statements for the fiscal year ended June 30, 2014 contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, apart from the emphasis on the following matter:

•	Uncertainty regarding continuation as a going concern

During the fiscal year ended June 30, 2014 (the last financial year audited by Somes Cooke) and through the period ended August 12, 2015, there were no disagreements (as defined in item 16F(a)(1)(iv) of Form 20-F and the related instructions) with Somes Cooke on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of Somes Cooke would have caused them to make reference in connection with its report to the subject matter of the disagreements for such fiscal year.

During the fiscal year ended June 30 2014 (the last fiscal year audited by Somes Cooke) and through the period ended August 12, 2015, there were no reportable events (as defined in item 16F(a)(1)(v)(A)-(D) of Form 20-F).”

Yours faithfully

Nicholas Hollens

Managing Partner
SOMES COOKE